Exhibit 99.1

News Release

13320 Ballantyne Corporate Place Suite D

Charlotte, NC 28277

Immediate Release

Columbus McKinnon Announces Select Estimated Preliminary Financial Results for Third Quarter

CHARLOTTE, NC, January 14, 2026—Columbus McKinnon Corporation (Nasdaq: CMCO) (“Columbus McKinnon” or the “Company”), a leading designer, manufacturer and marketer of intelligent motion solutions for material handling, today announced select estimated preliminary unaudited financial results as of and for its third quarter, which ended December 31, 2025.

The Company currently expects net sales to range between $250 million to $260 million for the three months ended December 31, 2025 and between $747 million to $757 million for the nine months ended December 31, 2025.

The Company currently expects Adjusted EBITDA(1) to range between $38 million to $40 million for the three months ended December 31, 2025 and between $115 million to $117 million for the nine months ended December 31, 2025.

The Company currently expects Adjusted EPS to range between $0.58 to $0.63 for the three months ended December 31, 2025 and between $1.70 to $1.75 for the nine months ended December 31, 2025.

In addition, the Company estimates, based upon information currently available to it, that orders received during the three months ended December 31, 2025 will range between $245 million and $250 million. This compares with orders of $253.7 million in the second quarter of fiscal 2026.

The Company estimates, based upon information currently available to it, that backlog will range between $335 million and $345 million as of December 31, 2025, down 3% at the midpoint from backlog of $351.6 million in the second quarter of fiscal 2026 and up 5% at the midpoint from backlog of $322.5 million at the end of fiscal 2025.

The unaudited estimated financial results provided in this release do not give effect to the Company’s previously announced pending acquisition of Kito Crosby Limited or to the Company’s previously announced pending divestiture of its U.S. power chain hoist and chain manufacturing operations based out of its Damascus, Virginia and Lexington, Tennessee facilities. The unaudited estimated financial results are preliminary and subject to revision based upon the completion of the Company’s quarter-end financial closing processes. As a result, the Company’s actual results as of and for the three and nine months ended December 31, 2025 may differ materially from the estimated preliminary unaudited financial results upon the completion of its financial closing procedures or upon occurrence of other developments that may arise prior to the time its financial results are finalized. In addition, the Company’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect to these estimated preliminary results. Additional information and disclosures would be required for a more complete understanding of the

Company’s financial position and results of operations as of, and for the three and nine months ended on, December 31, 2025. The Company has not included a GAAP reconciliation of its Adjusted EBITDA to anticipated net income or its Adjusted EPS to GAAP EPS for the three and nine months ended December 31, 2025 because it has not yet completed its financial closing procedures for the three and nine months ended December 31, 2025 and such reconciliation could not be produced without unreasonable effort. The Company will provide detailed financial results, including a full GAAP reconciliation of its Adjusted EBITDA and its Adjusted EPS for the three and nine months ended December 31, 2025, in early February when it releases third quarter fiscal 2026 earnings and files its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2025.

(1)

In connection with the preparation of the estimated preliminary unaudited financial results of the Company contained herein, the Company has updated its definition of Adjusted EBITDA to include an addback of Company’s stock-based compensation expense. This revised definition of Adjusted EBITDA was used to determine the unaudited estimated Adjusted EBITDA set forth above and will be used by the Company on a go-forward basis for purposes of all future Adjusted EBITDA disclosures. This definitional change was driven by the Company’s belief that adding back the expense associated with stock-based compensation for purposes of the computation of Adjusted EBITDA will provide the Company’s investors with a better understanding of our underlying performance from period to period and enable them to better compare our performance against that of our peer companies, many of which also include an addback of stock-based compensation expense in computing Adjusted EBITDA.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that move the world forward and improve lives by efficiently and ergonomically moving, lifting, positioning, and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “illustrative,” “intend,” “likely,” “may,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “shall,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology and include statements concerning preliminary unaudited estimates of net sales, Adjusted EBITDA, Adjusted EPS, orders and backlog. All statements other than statements of historical facts contained in this document are forward looking statements. Forward-looking statements are not based on historical facts, but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions, and involve known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 as well as in our other filings with the Securities and Exchange Commission, which are available on its website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made. Columbus McKinnon undertakes no duty to update publicly any such forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Contacts:

Kristine Moser

VP IR and Treasurer

Columbus McKinnon Corporation

704-322-2488

kristy.moser@cmco.com